News Release...
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For:     Q Comm International Inc.
Date:    December 11, 2001
Contact: Q Comm International, 800-626-9941, ext. 3301 (paul@qcomm.com)
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Q COMM AND AMERICAN PAYMENT SYSTEMS OPT OUT OF Financing Agreement

(Orem, UT) - December 12, 2001 - Q Comm International, Inc. (OTC BB: QCCM), a prepaid wireless technology and information services company, announced today that American Payment Systems (APS) and Q Comm International, Inc. have terminated their financing agreement dated October 18, 2001 as amended. The parties could not agree on revised financing terms. Under the agreement, APS had until December 15, 2001 to complete its due diligence and determine whether it would proceed with the financing. APS elected to exercise its due diligence "out," after which Q Comm declined to discuss revised terms of the financing with APS.

Commenting on the termination, Paul C. Hickey, Chief Executive Officer at Q Comm International, Inc. said, "We wish APS the best and we look forward to continuing to work with their affiliates in the future.

We are excited about the future as we anticipate introducing our new product, Qxpress 200, to the market. We are receiving a very positive response to our new technology at home and abroad. Our Q Comm team is enthusiastic about the coming year. We will continue to pursue our aggressive growth plan for 2002 and look to establish Qxpress 200 as the benchmark product in the marketplace."



ABOUT Q COMM INTERNATIONAL:
Q Comm International, Inc. (OTCBB: QCCM) is a leading prepaid wireless technology and information services company. Under its Qxpress(TM) brand, Q Comm produces hardware and software systems that enable prepaid wireless and other carriers to electronically deliver their products and services to retail points of sale. Q Comm offers turnkey point-of-sale solutions by bundling its hardware and software with data center management, systems integration, and consulting services. Q Comm solutions are scalable and enable retailers to sell multiple products from multiple carriers. This scalability enables Q Comm and its partner retailers, agents, and carriers to quickly grow sales at relatively little additional overhead, increasing profitability among all parties. Q Comm's products also reduce or eliminate inventory costs, out-of-stocks, and theft, while providing premier reporting and inventory management for all parties in the distribution chain of prepaid services. For its industry innovation and leadership, Q Comm has been selected as one of the "Top 10 Companies to Watch" by Intele-Card News, the leading prepaid telecom publication in the United States.

This press release contains forward-looking statements. These forward-looking statements relate to (i) Q Comm's excitement about the future of its business,
(ii) Q Comm's expected introduction in the near future of its Qxpress 200 product, (iii) the positive response received by Q Comm to its new technology at home and abroad, (iv) Q Comm's intention to continue to pursue its aggressive growth plan for 2002 and its hope to establish Qxpress 200 as the benchmark product in the market place, (v) the scalability of Q Comm's product solutions and (vi) other product features and benefits of Q Comm's products. These forward-looking statements are subject to various risks and uncertainties which may cause such forward-looking statements to not be realized. These risks and uncertainties relate to and include, without limitation, (a) Q Comm's ability to effect a timely and successful introduction of its Qxpress 200 product in the market place, (b) market acceptance of the Qxpress 200 product, (c) Q Comm's ability to finance the completion, launch and production of its Qxpress 200 product, (d) Q Comm's ability to protect and defend its technology and successfully compete against better capitalized competitors, and (e) the performance of Q Comm's products in accordance with specifications and market expectations. A variety of other risks or uncertainties could cause actual results to differ materially from those stated or implied in these forward-looking statements. Some of the other risks or uncertainties may be identified from time to time in Q Comm's filings made with the Securities & Exchange Commission. These forward-looking statements speak as of the date hereof and Q Comm undertakes no obligation to update any such statement.

For additional information contact: Q Comm International, Inc., Tel (800) 626-9941, ext. 3301, Fax (801) 222-9555, paul@qcomm.com or Kirk Fischer, president, Microcap Financial Services, (801) 763-5731, kirk@microcapcentral.com.